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                                                                     Exhibit 4.7
                           CERTIFICATE OF DESIGNATIONS
                                       OF
                   6 5/8% CUMULATIVE PREFERRED STOCK, SERIES H
                                       OF
                         THE CHASE MANHATTAN CORPORATION

                         Pursuant to Section 151 of the
                General Corporation law of the State of Delaware

                  THE CHASE MANHATTAN CORPORATION, a corporation organized under the laws of the State of Delaware (the "Corporation"), HEREBY CERTIFIES that the following resolutions were duly adopted by the Board of Directors of the Corporation at a meeting duly held and convened on September 12, 2000, and by the Stock Committee of the Board of Directors by unanimous written consent
executed on          , 2000, pursuant to the authority conferred upon the Board of Directors by the provisions of the Restated Certificate of Incorporation of the Corporation, which authorized the issuance of up to 200,000,000 shares of preferred stock, par value $1.00 per share, and pursuant to authority conferred upon the Stock Committee of the Board of Directors by Section 141(c) of the General Corporation Law of the State of Delaware, by the By-Laws of the Corporation and by resolutions of the Board of Directors adopted at a meeting duly convened and held on September 12, 2000:

                  1. The Board of Directors on September 12, 2000 adopted the following resolutions authorizing the Stock Committee of the Board of Directors to act on behalf of the Board of Directors in connection with the issuance of Preferred Stock pursuant to the terms and conditions of the Agreement and Plan of Merger, dated as of September 12, 2000, between J.P. Morgan & Co. Incorporated ("J.P. Morgan") and the Corporation, which provided for the merger of J.P. Morgan with and into the Corporation, with the Corporation continuing as the surviving corporation in the merger under the name "J.P. Morgan Chase & Co.":

                  RESOLVED, that it is advisable and in the best interests of The Chase Manhattan Corporation (the "Corporation") and its stockholders for the Corporation to enter into the Agreement and Plan of Merger between the Corporation and J.P. Morgan & Co. Incorporated, a Delaware corporation ("J.P. Morgan"), substantially in the form presented to this Meeting (the "Merger Agreement"), pursuant to which, among other things: (i) J.P. Morgan would merge with and into the Corporation (the "Merger"); (ii) in accordance with the terms and conditions of the Merger Agreement, each then outstanding share of common stock, par value $2.50 per share, of J.P. Morgan ("J.P. Morgan Common Stock"), other than shares which would be cancelled and retired and cease to exist as a result of the Merger, would be converted into 3.70 fully paid and nonassessable shares of common stock, par value $1.00 per share, of the Corporation (the "Common Stock"); (iii) each then outstanding share of preferred stock, without par value, of J.P. Morgan (the "J.P. Morgan Preferred Stock"), other than (A) shares which would be cancelled and retired and cease to exist as a result of the Merger and (B) shares as to which the holders have properly perfected any rights of appraisal pursuant to Section 262 of the Delaware General Corporation Law, shall be converted into a share of a corresponding series of preferred stock, par value $1.00 per share, of the Corporation (the "Preferred Stock"), in each case having substantially the same terms as the respective series of J.P. Morgan Preferred Stock being so converted (such Preferred Stock of the Corporation to be so issued being hereinafter referred to
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as the "Merger Preferred Stock"); and (iv) the Corporation's Certificate of
Incorporation would be amended pursuant to the Merger Agreement and by virtue of the Merger to provide for (A) the change of the name of the Corporation to "J.P. Morgan Chase & Co." and (B) the designation of each series of Merger Preferred Stock; and further

                  RESOLVED, that subject to stockholder approval of the Merger Agreement and to the filing with the Secretary of State of the State of Delaware of the certificates of designations referred to below with respect to each series of Merger Preferred Stock (collectively, the "Certificates of Designation"), the issuance of such shares of Merger Preferred Stock in accordance with the terms of the Merger Agreement be, and it hereby is, authorized and, upon such issuance, such shares of Merger Preferred Stock shall be validly issued, fully paid and nonassessable and free of preemptive rights; and further

                  RESOLVED, that the maximum number of shares of each series of Merger Preferred Stock authorized to be so issued in connection with the Merger upon conversion of the respective series of J.P. Morgan Preferred Stock shall be as follows: (i) up to 2,444,300 shares upon conversion of J.P. Morgan's Adjustable Rate Cumulative Preferred Stock, Series A; (ii) up to 50,000 shares upon conversion of J.P. Morgan's Variable Cumulative Preferred Stock, Series B;
(iii) up to 50,000 shares upon conversion of J.P. Morgan's Variable Cumulative Preferred Stock, Series C; (iv) up to 50,000 shares upon conversion of J.P. Morgan's Variable Cumulative Preferred Stock, Series D; (v) up to 50,000 shares upon conversion of J.P. Morgan's Variable Cumulative Preferred Stock, Series E;
(vi) up to 50,000 shares upon conversion of J.P. Morgan's Variable Cumulative Preferred Stock, Series F; and (vii) up to 400,000 shares upon conversion of J.P. Morgan's 6.63% Cumulative Preferred Stock, Series H; and further

                  RESOLVED, that the voting powers, preferences and special rights of each series of Merger Preferred Stock shall be substantially identical to the voting powers, preferences and special rights applicable to, and specified in the certificate of designations with respect to, the respective series of J.P. Morgan Preferred Stock to be converted into such series of Merger Preferred Stock pursuant to the Merger, and that the Certificate of Designation for each series of Merger Preferred Stock shall provide for the voting rights specified in the corresponding series of J.P. Morgan Preferred Stock; and further

                  RESOLVED, that the Stock Committee of the Board of Directors be, and it hereby is, authorized to approve, within the limits specified in the foregoing resolutions, the form, terms and provisions of each Certificate of Designation and to take such other actions as such committee deems necessary or desirable to effect the issuance of the Merger Preferred Stock in accordance with these resolutions.

                  2. The Stock Committee of the Board of Directors on          ,
2000, pursuant to authority conferred upon the Stock Committee of the Board of Directors by Section 141(c) of the General Corporation Law of the State of Delaware, by Section 3.03 of the By-Laws of the Corporation and by the resolutions of the Board of Directors set forth above, adopted the following resolution:

                  "Resolved that pursuant to resolutions of the Board of Directors of the Corporation adopted on September 12, 2000, the issue of up to 400,000 shares of Adjustable
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Rate Cumulative Preferred Stock, Series H, $1.00 par value, of the Corporation is hereby authorized, and the designation, preferences and privileges, relative, participating, optional and other special rights, and qualifications of all 400,000 shares of this series, in addition to those set forth in the Certificate of Incorporation are hereby fixed as follows:

                  1. Designation. The designation of such preferred stock shall be 6 5/8 % Cumulative Preferred Stock, Series H (hereinafter referred to as the "Series H Preferred Stock") and the number of shares constituting such series is 400,000. Shares of the Series H Preferred Stock shall have a stated value of $500 per share. The number of authorized shares of the Series H Preferred Stock may be reduced by further resolution duly adopted by the by the Board of Directors of the Corporation, the Stock Committee, or any other duly authorized committee of the Board of Directors and by the filing of a certificate pursuant to the provisions of the General Corporation Law of the State of Delaware stating that such reduction has been so authorized but the number of authorized shares of the Series H Preferred Stock shall not be increased.

                  2. Dividends. (a) Holders of shares of Series H Preferred Stock shall be entitled to receive cash dividends when, as and if declared by the Board of Directors of the Corporation, out of funds legally available therefor, at a rate of 6 5/8% per annum on the stated value thereof in respect of the Initial Dividend Period (as defined below) and each quarterly dividend period thereafter, which quarterly dividend periods shall begin on January 1, April 1, July 1 and October 1 of each year, commencing with the first such date to occur after the effective time of the merger of J.P. Morgan & Co. Incorporated with and into the Corporation pursuant to the Agreement and Plan of Merger dated as of September 12, 2000 between the Corporation and J.P. Morgan & Co. Incorporated (the "Effective Time"), and shall end on and include the day next preceding the first day of the next dividend period. Such dividends shall be cumulative from the first day of the Initial Dividend Period and shall be payable, when, as and if declared by the Board of Directors on March 31, June 30, September 30 and December 31 of each year. The Initial Dividend Period is the period commencing on the day following the most recent date prior to the Effective Time on which a dividend was paid on the 6 5/8% Cumulative Preferred Stock Series H of J.P. Morgan & Co. Incorporated (the "Morgan Series H Preferred Stock") (or commencing on the day following the date of the Effective Time if the date of the Effective Time was a dividend payment date) and ending on and including the date next preceding the first day of the next quarterly dividend period; provided, however, that in the event the Effective Time shall occur after the record date for the payment of the regular quarterly dividend on the Morgan Series H Preferred Stock, but prior to the payment date for such dividend, then the Initial Dividend Period shall be the first of the quarterly dividend periods described in the second preceding sentence. Each such dividend shall be paid to the holders of record of shares of Series H Preferred Stock at the close of business on the fifteenth day of the month next preceding the month in which such dividend payment is made. Dividends as provided for in this Paragraph 2, to the extent not declared and paid for any past dividend periods, may be declared and paid at any time, without reference to any regular dividend payment date, to holders of record on such date, not exceeding 45 days preceding the payment date therefor, as may be fixed by the Board of Directors of the Corporation, the Stock Committee, or any other duly authorized committee of the Board of Directors. Dividends payable on the Series H Preferred Stock for any period less than a full quarterly dividend period, and for the dividend period beginning on the date of issuance of the shares of the Series H Preferred Stock, shall be computed on the basis of a 360-day year consisting of twelve 30-day
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months. The amount of dividends payable on shares of the Series H Preferred
Stock for each full quarterly dividend period shall be computed by dividing the annual dividend rate by four.

                  (b) No full dividends shall be declared or paid or set apart for payment on Preferred Stock of any series ranking, as to dividends, on a parity with the Series H Preferred Stock for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series H Preferred Stock for all dividend payment periods terminating on or prior to the date of payment of such full cumulative dividends. When dividends are not paid in full, as aforesaid, upon the shares of the Series H Preferred Stock and any other Preferred Stock ranking on a parity as to dividends with the Series H Preferred Stock, all dividends declared upon shares of the Series H Preferred Stock and any other Preferred Stock ranking on a parity as to dividends with the Series H Preferred Stock shall be declared pro rata so that the amount of dividends declared per share on the Series H Preferred Stock and such other Preferred Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the shares of the Series H Preferred Stock and such other Preferred Stock bear to each other. Holders of shares of the Series H Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or stocks, in excess of full cumulative dividends, as herein provided, on the Series H Preferred Stock. No interest, or sum of money in lieu of interest, shall be payable in respect if any dividend payment of payments on the Series H Preferred Stock which may in arrears.

                  3. Redemption. The Series H Preferred Stock shall not be redeemable prior to March 31, 2006. On or after March 31, 2006, the Corporation, at its option, with prior approval of the appropriate bank regulators, if so required, may redeem the Series H Preferred Stock, as a whole or in part, at any time or from time to time out of funds legally available therefor, at a redemption price of $500 per share plus an amount equal to accrued and unpaid dividends thereon to the date fixed for redemption.

                  In the event the Corporation shall redeem shares of Series H Preferred Stock, notice of such redemption shall be given by first class mail, postage prepaid, mailed not less than 30 nor more than 60 days prior to the redemption date, to each holder of record of the shares to be redeemed, at such holder's address as the same appears on the stock register of the Corporation. Each such notice shall state: (1) the redemption date; (2) the number of shares of Series H Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (5) that dividends on the shares to be redeemed will cease to accrue on such redemption date. Notice having been mailed as aforesaid, from and after the redemption date (unless default shall be made by the Corporation in providing money for the payment of the redemption price) dividends on the shares of the Series H Preferred Stock so called for redemption shall cease to accrue, and said shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the redemption price) shall cease. Upon surrender in accordance with said notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the redemption price aforesaid. If less than all the outstanding shares of the Series H Preferred Stock are to be redeemed, shares to be
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redeemed shall be selected by the Corporation from outstanding shares of Series
H Preferred Stock not previously called for redemption by lot or pro rata (as nearly as may be) or by any other method determined by the Corporation in its sole discretion to be equitable. A new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

                  Notwithstanding the foregoing provisions of this Section 3, if any dividends on the Series H Preferred Stock are in arrears, no shares of the Series H Preferred Stock shall be redeemed unless all outstanding shares of the Series H Preferred Stock are simultaneously redeemed, and the Corporation shall not purchase or otherwise acquire any shares of such Series; provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of the Series H Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of the Series H Preferred Stock.

                  4. Shares to be Retired. All shares of the Series H Preferred Stock redeemed by the Corporation shall be retired and canceled and shall not be reissued as shares of Series H Preferred Stock and upon the filing of any document required by the Delaware General Corporation Law shall be restored to the status of authorized but unissued shares of preferred stock, without designation as to series.

                  5. Conversion or Exchange. The holders of shares of the Series H Preferred Stock shall not have any rights to convert such shares into or exchange such shares for shares of any other class or classes or of any other series of any class or classes of capital stock of the Corporation.

                  6. Voting. The Series H Preferred Stock shall have no voting powers either general or special except as otherwise required by law and as hereinafter provided in this Section 6.

                  If at the time of any annual meeting of stockholders for the election of directors, the equivalent of six quarterly dividends (whether or not consecutive) payable on any share or shares of preferred stock are in default, the number of directors constituting the Board of Directors of the Corporation shall automatically be increased by two. The holders of record of the Series H Preferred Stock, voting separately as a class with the holders of shares of any one or more other series of preferred stock upon which like voting rights have been conferred (including, without limitation, the Corporation's Adjustable Rate Cumulative Preferred Stock, Series A (the "Series A Preferred Stock"), Variable Cumulative Preferred Stock, Series B through F, 10.84% Cumulative Preferred Stock, Adjustable Cumulative Preferred Stock, Series L, and Adjustable
Cumulative Preferred Stock, Series N (collectively, the "Outstanding Cumulative Preferred Stock")), shall be entitled at said meeting of stockholders (and at each subsequent annual meeting of stockholders), unless all dividends in arrears have been paid or declared and set apart for payment prior thereto, to vote for the election of two directors of the Corporation, the holders of record of the Series H Preferred Stock and the Outstanding Cumulative Preferred Stock (other than the Series A Preferred Stock) being entitled to cast one vote per share and the holders of record of the Series A Preferred Stock being entitled to cast one-tenth (1/10) of one vote per share, with the remaining directors of the Corporation to be elected by the holders of record of shares of any other class or classes or series of stock entitled to vote therefor. Until the default in payments of all dividends which permitted the election of
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said directors shall cease to exist, any director who shall have been so elected pursuant to the next preceding sentence may be removed at any time, without cause, only by the affirmative vote of the holders of record of the shares of preferred stock at the time entitled to cast a majority of the votes entitled to be cast for the election of any such director at a special meeting of such holders of record called for that purpose, and any vacancy in such directorship thereby created or otherwise created may be filled only by the affirmative vote of the holders of record of the shares of preferred stock at the time entitled to cast a majority of the votes entitled to be cast for the election of any such director. If and when such default shall cease to exist, the holders of record of the Series H Preferred Stock and the holders of record of shares of any one or more series of preferred stock upon which like voting rights have been conferred (including, without limitation, the Outstanding Cumulative Preferred Stock) shall be divested of the foregoing special voting rights, subject to reinvesting in the event of each and every subsequent like default in payments of dividends. Upon the termination of the foregoing special voting rights, the terms of office of all persons who may have been elected directors pursuant to said special voting rights will terminate, and the number of directors constituting the Board of Directors shall be automatically reduced by two. For the purposes of the foregoing, default in the payment of dividends for the equivalent of six quarterly dividends means, in the case of Preferred Stock which pays dividends either more or less frequently than every quarter, default in the payment of dividends in respect of one or more Dividend Periods containing in the aggregate not less than 540 days.

                  Unless the vote or consent of the holders of a greater number of shares shall then be required by law, the consent of the holders of record of at least 66 2/3% of all of the voting power of the Series H Preferred Stock and all other shares of the same class at the time outstanding (including, without limitation, the Outstanding Cumulative Preferred Stock and the Corporation's Fixed/Adjustable Rate Noncumulative Preferred Stock (collectively with the Outstanding Cumulative Preferred Stock, the "Other Preferred Stock")), given in person or by proxy, either in writing or by a vote at a meeting called for that purpose, voting as a class without regard to series, the holders of record of the Series H Preferred Stock and the Other Preferred Stock (other than the Series A Preferred Stock) being entitled to cast one vote per share and the holders of record of the Series A Preferred Stock being entitled to cast one-tenth (1/10) of one vote per share, shall be necessary for authorizing, effecting or validating the amendment, alteration or repeal of any of the provisions of the Restated Certificate of Incorporation or of any certificate amendatory thereof or supplemental thereto (including any Certificate of Designations, Rights and Preferences or any similar document relating to any series of preferred stock) so as to materially adversely affect the preferences, rights, powers or privileges of the Series H Preferred Stock and any other shares of the same class (including, without limitation, the Other Preferred Stock); provided, however, that in any case in which one or more, but not all, series of Other Preferred Stock or Series H Preferred Stock or other series of such class would be materially adversely affected as to the preferences, rights, powers or privileges thereof, the affirmative consent of holders of record of shares entitled to cast at least 66 2/3% of the votes entitled to be cast by the holders of all of the shares of all of the series that would be adversely affected, voting as a class, shall be required in lieu thereof.

                  Unless the vote or consent of the holders of record of a greater number of shares shall then be required by law, the consent of the holders of record of at least 66 2/3% of all of the voting power of the shares of the Series H Preferred Stock and all shares of all other series of preferred stock ranking on a parity (including, without limitation, the Other Preferred Stock)
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with shares of the Series H Preferred Stock, either as to dividends or upon liquidation, at the time outstanding, given in person or by proxy, either in writing or by a vote at a meeting called for the purpose at which the holders of record of shares of the Series H Preferred Stock, the Other Preferred Stock and shares of such other series of preferred stock shall vote together as a single class without regard to series, the holders of record of the Series H Preferred Stock and the Other Preferred Stock (other than the Series A Preferred Stock) being entitled to cast one vote per share and holders of record of Series A Preferred Stock being entitled to cast one-tenth (1/10) of one vote per share, shall be necessary to issue, authorize, or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, any additional class or series of stock ranking prior to the Series H Preferred Stock, Other Preferred Stock or such other preferred stock as to dividends or upon liquidation.

                  7. Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of the Series H Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution to stockholders, before any distribution of assets shall be made to the holders of Common Stock or of any other shares of stock of the Corporation ranking as to such a distribution junior to the Series H Preferred Stock, an amount equal to $500 per share plus an amount equal to any accrued and unpaid dividends thereon (whether or not earned or declared) to the date fixed for payment of such distribution. If upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the amounts payable with respect to the Series H Preferred Stock and any other shares of stock of the Corporation ranking as to any such distribution on a parity with the Series H Preferred Stock are not paid in full, the holders of the Series H Preferred Stock and of such other shares shall share ratably in any such distribution of assets of the Corporation in proportion to the full respective preferential amounts to which they are entitled. After payment to the holders of the Series H Preferred Stock of the full preferential amounts provided for in this Section 7, the holders of the Series H Preferred Stock shall be entitled to no further participation in any distribution of assets by the Corporation.

                  Neither the sale, conveyance, exchange or transfer of all or substantially all the property or business of the Corporation, the merger or consolidation of the Corporation into or with any other corporation nor the merger or consolidation of any other corporation into or with the Corporation shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, of the Corporation for the purposes of this Section 7.

                  8. Limitation on Dividends on Junior Ranking Stock. So long as any of the Series H Preferred Stock shall be outstanding, the Corporation shall not declare any dividends on the Common Stock of the Corporation or any other stock of the Corporation ranking as to dividends or distribution of assets junior to the Series H Preferred Stock (as defined below, the "Junior Stock"), or make any payment on account of, or set apart money for, a sinking or other analogous fund for the purchase, redemption or other retirement of any shares of Junior Stock, or make any distribution in respect thereof, whether in cash or property or in obligations or stock of the Corporation, other than Junior Stock (such dividends, payments, setting apart and distributions being herein called "Junior Stock Payments"), unless full cumulative dividends shall have been paid or declared and set apart for payment upon all outstanding shares of preferred stock other than Junior Stock, at the date of such declaration in the case of any such
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dividend, or the date of such setting apart in the case of any such fund, or the date of such payment or distribution in the case of any other Junior Stock Payment.

                  9. Ranking of Stock of the Corporation. For purposes of this resolution, any stock of any class or classes of the Corporation shall be deemed to rank:

                  (1) prior to the shares of the Series H Preferred Stock, either as to dividends or upon liquidation, if the holders of such class or classes shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in preference or priority to the holders of shares of the Series H Preferred Stock;

                  (2) on a parity with shares of the Series H Preferred Stock, either as to dividends or upon liquidation, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share or sinking fund provisions, if any, be different from those of the Series H Preferred Stock, if the holders of such stock shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in proportion to their respective dividend rates or liquidation prices, without preference or priority, one over the other, as between the holders of such stock and the holders of shares of the Series H Preferred Stock; and

                  (3) junior to shares of the Series H Preferred Stock, either as to dividends or upon liquidation, if such class shall be Common Stock or if the holders of shares of the Series H Preferred Stock shall be entitled to receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in preference or priority to the holders of shares of such class or classes."

                  IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by Anthony J. Horan, Secretary of the Corporation, on this ___ day of _______, 2000.

                                        THE CHASE MANHATTAN CORPORATION



                                        By:_____________________________________
                                               Anthony J. Horan
                                               Corporate Secretary